Exhibit 99.1

Cornerstone Bancshares, Inc. Announces 2nd Quarter 2006 Financial Results

          HIXSON, Tenn., July 14 /PRNewswire-FirstCall/ -- Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced the following:

          Cornerstone Bancshares, Inc. saw its 2nd quarter earnings increase to $1.46 million or $.45 a share and $2.82 million year to date, an increase of 60.8% while book earnings per share increased to $.87 versus $.59, an increase of 47.5%.  The earnings growth was the result of continued balance sheet growth and core deposit growth coupled with an increase in Cornerstone’s net interest margin to 5.89%.  Leading the growth in deposits were certificates of deposit which on average grew 33.7% over the same period in 2005.  The Bank experienced continued exceptional loan growth as the loan portfolio finished the quarter with an average 2nd quarter balance of $281 million, up 23.2% over the same period in 2005.  The loan growth was concentrated in the business sector especially in asset based and commercial real estate lending as more customers choose customer service and went with a local organization that partnered with its customers.  Asset growth followed in line with loan growth as the Bank averaged $338 million in assets for the 2nd quarter of 2006 up from $279 million during the 2nd quarter of 2005 an increase of 21.0%.  The elevated net interest margin is due to increased number of participated loan servicing fees and a timing difference between the Bank’s repricing of assets and liabilities.

          Due to the above mentioned performance Cornerstone’s Board announces an updated earnings projection for nominal EPS during 2006.  EPS guidance has been increased from $1.62 per share to $1.75 per share.

          The asset quality improved slightly and remained at the superior level during the first half of 2006 as non-performing assets as a percentage of average total loans decreased to 0.36%.  The Bank had net charge offs of $82 thousand during the second quarter and $113 thousand year to date, while providing $853 thousand to the loan loss allowance year to date. The large provision was created to fully fund the loan loss allowance for the loan growth realized from the first two quarters of 2006, and as a result Cornerstone was able to maintain a 1.52% allowance for possible loan losses compared to average loans.

          Cornerstone Bancshares, Inc. 2nd quarter 2006 earnings of $1.46 million represent a 60.4% increase over the 2nd quarter in 2005 earnings of $912 thousand.  Earnings per share for the 2nd quarter 2006 were $0.45 compared to $0.30 per share for the 2nd quarter of 2005.

          Cornerstone Bancshares, Inc. is a one-bank holding company serving the Chattanooga, Tennessee MSA with 5 branches and $340 million in assets specializing in business financial services.

CORNERSTONE BANCSHARES, INC.
Selected Financial Information
as of June 30, 2006
(in thousands)

	Three Months Ending June 30		% Change

EARNINGS SUMMARY	2006	2005

Interest income	$7,184	$4,844	48.31%
Interest expense	2,438	1,427	70.85%
Net interest income	4,746	3,417	38.89%
Provision for loan loss	475	340	39.71%
Net interest income after provision	4,271	3,077	38.80%
Noninterest income	668	271	146.49%
Noninterest expense	2,541	1,857	36.83%
Pretax income	2,398	1,491	60.83%
Income taxes	935	579	61.49%
Net income	$1,463	$912	60.42%
Earnings per common share	$0.45	$0.30	50.00%
Weighted average common shares outstanding	3,241,674	3,028,037

	Year-to-Date Ending June 30		% Change

EARNINGS SUMMARY	2006	2005

Interest income	$13,695	$9,166	49.41%
Interest expense	4,594	2,563	79.24%
Net interest income	9,101	6,603	37.83%
Provision for loan loss	853	550	55.09%
Net interest income after provision	8,248	6,053	36.26%
Noninterest income	1,102	489	125.36%
Noninterest expense	4,784	3,677	30.11%
Pretax income	4,566	2,865	59.37%
Income taxes	1,748	1,113	57.05%
Net income	$2,818	$1,752	60.84%
Earnings per common share	$0.87	$0.59	47.46%
Weighted average common shares outstanding	3,228,545	2,988,038

	Three Months Ending June 30		% Change

AVERAGE BALANCE SHEET SUMMARY	2006	2005

Loans, net of unearned income	281,321	$228,367	23.19%
Investment securities & Other	37,045	34,945	6.01%
Earning assets	318,366	263,312	20.91%
Total assets	338,399	279,585	21.04%
Noninterest bearing deposits	36,032	32,720	10.12%
Interest bearing transaction deposits	96,915	81,977	18.22%
Certificates of deposit	124,507	98,588	26.29%
Total deposits	257,454	213,285	20.71%
Other interest bearing liabilities	43,796	36,805	18.99%
Shareholder’s equity	34,870	27,768	25.58%

	Year-to-Date Ending June 30		% Change

AVERAGE BALANCE SHEET SUMMARY	2006	2005

Loans, net of unearned income	$276,512	$219,567	25.94%
Investment securities & Other	36,443	32,547	11.97%
Earning assets	312,955	252,114	24.13%
Total assets	333,511	268,102	24.40%
Noninterest bearing deposits	36,336	33,082	9.84%
Interest bearing transaction deposits	91,944	75,474	21.82%
Certificates of deposit	126,723	94,750	33.74%
Total deposits	255,003	203,306	25.43%
Other interest bearing liabilities	42,194	36,414	15.87%
Shareholder’s equity	34,183	26,768	27.70%

	Three Months Ending June 30		Year-to-Date Ending June 30

SELECTED RATIOS	2006	2005	2006	2005

Average equity to average assets	10.30%	9.93%	10.25%	9.98%
Average net loans to average total assets	83.13%	81.68%	82.91%	81.90%
Return on average assets	1.73%	1.30%	0.84%	0.65%
Return on average total equity	16.78%	13.14%	8.24%	6.55%
Actual Equity on June 30,	$35,153,346	$28,386,936
Actual # shares outstanding on June 30,	3,243,453	3,051,334
Book value per common share	$10.84	$9.30

SOURCE  Cornerstone Bancshares, Inc.
          -0-                                                     07/14/2006
          /CONTACT:  Frank Hughes, President & COO of Cornerstone Bancshares, Inc.,
+1-423-385-3009/
          /Web site:  http://www.cscbank.com /